Exhibit 10.37

Description of Compensation of Non-Employee Directors

Each member of the Board of Directors who is not an employee of ICT Group, Inc. (the “Company”) will receive for fiscal year 2005 and thereafter, until changed by the Board of Directors, fees for service on the Company’s Board of Directors as listed in the table below. The members of the Board are also reimbursed for expenses incurred in connection with attendance at Board and committee meetings.

Annual Fee	$25,000
Quarterly and special Board meetings attended in Person or by telephone	$2,500
Other telephonic meetings	$500
Committee Meetings – Chairmen	$2,000
Committee Meetings – members	$1,250

Under the Company’s 1996 Non-Employee Directors Plan, each non-employee director receives, upon initial election to the Board, an option to purchase 15,000 shares of Common Stock. These initial options are exercisable with respect to fifty percent (50%) of the shares on the date of grant and become exercisable with respect to the remaining fifty percent (50%) of the shares on the first anniversary of the date of grant if the director continues to be a member of the board of directors through that date. These initial options have an exercise price equal to the fair market value of the Common Stock on the date of grant and expire ten years after issuance. In addition, each non-employee director is granted an option to purchase 5,000 shares of Common Stock on the date of each annual meeting; these options vest on the first anniversary of the date of grant if the director continues to be a member of the board of directors through that date, have an exercise price equal to the fair market value of the Common Stock on the date of grant and expire ten years after issuance.